                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-125242


PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated July 28, 2005)



                       [LOGO] FAR EAST ENERGY CORPORATION

                                       -- PARTNERS IN CLEAN ENERGY

                        30,247,340 SHARES OF COMMON STOCK

      This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, dated July 28, 2005, with respect to the resale of 30,247,340 shares of common stock by the selling stockholders named therein, including any amendments or supplements thereto.

      As disclosed in our Current Report on Form 8-K filed on October 12, 2005, Far East Energy Corporation (the "Company") accepted subscription agreements for the purchase of 2,782,181 shares of common stock offered in a private placement for total gross proceeds of $2,503,963 on October 6, 2005. The shares were offered pursuant to the terms of the Stock Subscription Agreement dated December 21, 2004 between the Company and certain investors. The securities were offered and sold to investors in a private placement transaction made in reliance upon exemption from the registration requirements of Section 5 of the Securities Act of 1933 (the "Act"), as amended, pursuant to Rule 506 of Regulation D promulgated thereunder. In connection with the private placement, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission covering the shares and use reasonable efforts to list or include the Company's common stock on The American Stock Exchange within 180 days.

      Additionally, as disclosed in our Current Report on Form 8-K filed on October 20, 2005, as of October 17, 2005, the Company issued 4,402,770 shares of common stock and received gross proceeds of $4,402,770 upon the exercise of warrants. The warrants were offered and sold to investors in a private placement transaction made in reliance upon exemption from the registration requirements of Section 5 of the Act, pursuant to Rule 506 of Regulation D promulgated thereunder.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT THE RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 1, 2005.